Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vertiv Holdings Co for the registration of Debt Securities and to the incorporation by reference therein of our reports dated February 13, 2026, with respect to the consolidated financial statements of Vertiv Holdings Co, and the effectiveness of internal control over financial reporting of Vertiv Holdings Co, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

February 19, 2026